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                                                                    Exhibit 99.1

tel: 303.665.4200
fax: 303.665.5955
1075 South Boulder Road, Suite 205
Louisville, Colorado 80027

                                                          [CTA PUBLIC RELATIONS]
                                                                   www.ctapr.com

News for Release: Monday December 27, 2004

Contact:   Bill Conboy/ Senior Account Executive
           Bill@ctapr.com
           Bevo Beaven/ Vice President
           bevo@ctapr.com
           CTA Public Relations
           303-665-4200

             FAR EAST ENERGY ANNOUNCES THE CLOSING OF $10.25 MILLION
                      EQUITY FINANCING FOR CHINA OPERATIONS

HOUSTON, TX, DECEMBER 27, 2004 - FAR EAST ENERGY CORPORATION (OTC BB: FEEC) announced today that it has received total gross proceeds of $10.25 million in a private placement of shares of its common stock with investors located outside the United States. The Company intends to use the proceeds to finance a portion of its operations in China, including planned horizontal drilling for coalbed methane in 2005, and for working capital purposes.

The Company issued, at a price of $1.60 per unit, a total of 6,406,250 units. Each unit consisted of two shares of common stock and one warrant with a term of three years and an exercise price of $2.50 per share, for a total of 12,812,500 shares of common stock and 6,406,250 warrants. The Company will pay commissions of $820,000 and will issue placement agent warrants to purchase 1,537,500 shares of common stock in connection with this transaction.

The securities have not been registered under the Securities Act of 1933 or under any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer, offer to sell, or solicitation of an offer to buy any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Based in Houston, Texas, with offices in Beijing and Kunming, China, Far East Energy is focused on the acquisition of, and exploration for, coalbed methane through its agreements with ConocoPhillips and China United Coalbed Methane Company (CUCBM).

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: our lack of operating history; limited and potentially inadequate cash resources; risk and uncertainties associated with exploration, development and production of oil and gas; expropriation and other risks associated with foreign operations; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; drilling and production risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-KSB and subsequent filings with the Securities and Exchange Commission.

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